Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Essex Property Trust, Inc.:

We consent to (i) the use of our report dated February 22, 2013, with respect to the consolidated balance sheets of Essex Property Trust, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule III incorporated by reference herein, (ii) the use of our report dated February 22, 2013 with respect to the effectiveness of internal control over financial reporting as of December 31, 2012 incorporated by reference herein, and (iii) the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

January 27, 2014